UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2026

HYPERION DEFI, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38365	47-1178401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3090 Nowitzki Way

Suite 300

Dallas, TX 75219

(Address of Principal Executive Offices, and Zip Code)

(833) 393-6684

Registrant’s Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Common stock, par value $0.0001 per share	HYPD	The Nasdaq Stock Market (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 7, 2026, the Company entered into new employment agreements with the following executive officers of the Company: Hyunsu Jung, the Company’s Chief Executive Officer and Chief Investment Officer, David Knox, the Company’s Chief Financial Officer, and Robert Rubenstein, the Company’s General Counsel. The changes are intended to ensure consistency in treatment among the individual executives and to conform with best practices for executives in the Company’s industry.

The new employment agreement with Mr. Jung (the “Jung Employment Agreement”) provides that if Mr. Jung’s employment is terminated by the Company other than for cause (as defined in the Jung Employment Agreement), disability or death, or by Mr. Jung for good reason (as defined in the Jung Employment Agreement) and such termination occurs within 12 months following a change in control (as defined in the Jung Employment Agreement), he will be eligible to receive a payment equal to his target bonus for the year of termination (in addition to the severance benefits provided in his prior employment agreement, which has been previously disclosed).

The new employment agreement with Mr. Knox (the “Knox Employment Agreement”) and the new employment agreement with Mr. Rubenstein (the “Rubenstein Employment Agreement”) provide that if the executive’s employment is terminated by the Company other than for cause (as defined in the Knox Employment Agreement or the Rubenstein Employment Agreement, as applicable), disability, or death, or by the executive for good reason (as defined in the Knox Employment Agreement or the Rubenstein Employment Agreement, as applicable), the executive will be entitled to receive: (i) accrued obligations (as defined in the Knox Employment Agreement or the Rubenstein Employment Agreement, as applicable); (ii) 12 months of his then-current annual base salary; (iii) continuation of up to 12 months of group health insurance benefits; and (iv) if such termination occurs within 12 months following a change in control (as defined in the Knox Employment Agreement or the Rubenstein Employment Agreement, as applicable), a payment equal to his target bonus for the year of termination.

Additionally, the Jung Employment Agreement, Knox Employment Agreement and Rubenstein Employment Agreement provide that in the event a change in control occurs while the executive remains employed by the Company, any time- or service-based vesting conditions applicable to equity incentive awards held by the executive shall be deemed satisfied.

Under the Knox Employment Agreement and the Rubenstein Employment Agreement, each of Mr. Knox and Mr. Rubenstein will be eligible to earn a cash bonus, subject to the achievement of performance goals and conditions established by the Board or the compensation committee of the Board, in an amount up to 75% of base salary, in the case of Mr. Knox, or up to 35% of base salary, in the case of Mr. Rubenstein.

Further, the Rubenstein Employment Agreement provides that Mr. Rubenstein’s base salary will now be $325,000.

The foregoing description of the new employment agreements does not purport to be complete and is qualified in its entirety by the full text of each executive’s new employment agreement, copies of which are attached as Exhibits 10.1, 10.2 and 10.3 to this Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated as of July 7, 2026, by and between Hyperion DeFi, Inc. and Hyunsu Jung
10.2	Employment Agreement dated as of July 7, 2026, by and between Hyperion DeFi, Inc. and David Knox
10.3	Employment Agreement dated as of July 7, 2026, by and between Hyperion DeFi, Inc. and Robert Rubenstein
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERION DEFI, INC.

Date: July 8, 2026	/s/ Hyunsu Jung
Hyunsu Jung
Chief Executive Officer